NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 24, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 13, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between The Meridian Resource Corporation and Alta Mesa Acquisition Sub, LLC a wholly owned subsidiary of Alta Mesa Holdings, L.P. became effective on May 13, 2010. Each share of Common Stock of The Meridian Resource Corporation was converted for $0.33 in cash, without interest and less any applicable withholding tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 14, 2010.